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EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)


                                          Three Months Ended          Nine Months Ended           Twelve Months Ended
                                           October 28   October 29     October 28   October 29     October 28   October 29
                                              1995         1994           1995         1994           1995         1994
Average shares outstanding                 113,045,656  113,004,219    113,045,656  112,996,435    113,036,321  112,984,329
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                       217,961            0         92,899       19,456         69,674       24,488

Total                                      113,263,617  113,004,219    113,138,555  113,015,891    113,105,995  113,008,817




Net Income                                 $51,025,000  $50,802,000   $138,037,000 $132,863,000   $256,964,000 $244,207,000
Less preferred dividends                        (5,500)      (5,500)       (16,500)     (16,500)       (22,000)     (22,000)

Net income available to common shares      $51,019,500  $50,796,500   $138,020,500 $132,846,500   $256,942,000 $244,185,000


Per share                                        $0.45        $0.45          $1.22        $1.18          $2.27        $2.16


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